Exhibit 5.1

January 15, 2009

PLX Technology, Inc.
870 Maude Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

    At your request, we have examined the registration statement on Form S-3 filed by PLX Technology, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in January 2009 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of 9,000,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock") issued or issuable as consideration for the Company's acquisition of Oxford Semiconductor, Inc. (including the Note Satisfaction Shares, as such term is defined in the Agreement and Plan of Merger dated as of December 15, 2008, as amended (the "Merger Agreement")). The Common Stock is being offered by certain selling stockholders specified in the Registration Statement (the "Selling Stockholders").

    As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the registration, offer and sale of the Common Stock. It is our opinion that (i) the shares of Common Stock that have been issued to the stockholders of Oxford Semiconductor, Inc. pursuant to the Merger Agreement have been legally and validly issued and are fully paid and nonassessable, and (ii) with respect to the Note Satisfaction Shares, such shares, if and when issued in accordance with the terms of the Merger Agreement to the stockholders of Oxford Semiconductor, Inc., will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Baker & McKenzie LLP